Exhibit 99.1

Atmel Announces Growth in all Four Business Units During Second
Quarter 2003; 7% Sequential Revenue Growth for Q2

    SAN JOSE, Calif.--(BUSINESS WIRE)--July 17, 2003--Atmel Corporation (Nasdaq:ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the second quarter ended June 30, 2003.
    Revenues for the second quarter of 2003 totaled $318,472,000, versus $296,478,000 in the first quarter of 2003 and $314,753,000 in the second quarter of 2002. This represents a sequential increase in revenues of 7% and year over year growth of 1%. Net loss for the second quarter of 2003 totaled $44,077,000 or $0.09 per share. In the first quarter of 2003, the Company reported a net loss of $53,120,000 or $0.11 per share. In the second quarter of 2002, the Company's net loss was $478,931,000 or $1.02 per share. Included in the net loss for the second quarter of 2002 were approximately $341 million of restructuring and asset impairment charges. The net impact of currency changes during the second quarter of 2003 was approximately $5 million, lowering results by one penny per share.
    After adding back the $70 million non-cash expense of depreciation and amortization to the net loss of $44 million for the second quarter 2003, the Company generated $26 million to use towards the reduction of debt. During the quarter, the Company paid off approximately $135 million related to the 2018 convertible bond. Cash and cash equivalents, short-term investments and restricted cash as of June 30, 2003 were approximately $313 million.
    "We are very excited to report that we saw an increase in demand in the majority of our product lines during the second quarter," stated George Perlegos, Atmel's President and Chief Executive Officer. "Revenue grew in each of our four business units, led by continued market share gains in smart cards and record unit shipments of our proprietary AVR microcontrollers."
    Perlegos added, "During the quarter, we continued the migration to higher density non-volatile memory products, introducing our 128Mb DataFlash, the world's fastest serial interface flash memory.
    "Additionally, we jointly introduced with Wavecom SA a single chip GPS/GPRS baseband processor that will serve 2.5G phones as well as future generations of phones. Through this partnership, we anticipate the introduction of many wireless application components over the coming quarters.
    "The Company also introduced a new secure memory solution that utilizes the strengths of our smart card products. This new family of lower-cost products is focused on access control and secure data applications such as PDAs and networking systems. Additionally, this product family provides the industry with the only secure memory with data encryption, demonstrating Atmel's growing presence in the security industry," concluded Perlegos.

    Outlook

    The Company believes that in the third quarter of 2003, revenues should be sequentially flat to up slightly, as much of the European business is seasonally slow. Additionally, R&D should be approximately $63-65 million, while SG&A should remain between $34-36 million. Finally, gross margins should be sequentially flat in the third quarter.

    Teleconference

    Atmel will hold a teleconference at 3:00 PM Pacific Daylight Time today to discuss second quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com. Investors may access the live teleconference by dialing 212-329-1452, passcode 542797.
    A webcast replay will be available for twelve months after the teleconference at http://www.atmel.com. Atmel will also provide a telephone recording of the teleconference, which will be available for 48 hours, starting approximately at 6:00 PM PDT today. Interested parties may listen to the playback of the teleconference by calling the following number: 1-303-590-3000 and entering the passcode 542797.

    About Atmel

    Founded in 1984, Atmel Corporation is headquartered in San Jose, California, with manufacturing facilities in North America and Europe. Atmel designs, manufactures and markets worldwide, advanced logic, mixed-signal, nonvolatile memory and RF semiconductors. Atmel is also a leading provider of system-level integration semiconductor solutions using CMOS, BiCMOS, SiGe, and high-voltage BCDMOS process technologies.

    Atmel and the Atmel logo are the registered trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be the trademarks of others.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected revenue, operating costs and gross margins for the second quarter of 2003, new product shipments and market position. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in the Atmel's SEC reports and filings, including our Form 10-K, filed on March 24, 2003 and subsequent Form 10-Q reports.




                           Atmel Corporation
               Condensed Consolidated Income Statements
                 (In thousands, except per-share data)
                              (Unaudited)

                              Three Months Ended    Six Months Ended
                                   June 30              June 30
                                2003      2002       2003      2002

Net revenues:                 $318,472  $314,753   $614,950  $590,526

Expenses:
 Cost of sales                 248,567   244,980    480,967   468,449
 Research and development       66,080    62,458    130,254   125,632
 Selling, general and
  administrative                36,831    34,832     68,404    65,137
 Asset Impairment Charge          (360)  341,383       (360)  341,383
                             --------- ---------   --------- ---------
    Total expenses             351,118   683,653    679,265  1,000,601

Operating loss                 (32,646) (368,900)   (64,315) (410,075)
Interest and other expense,
 net                            (8,431)  (11,248)   (26,882)  (19,332)
                             --------- ---------   --------- ---------
Loss before taxes              (41,077) (380,148)   (91,197) (429,407)
Income tax provision            (3,000)  (98,783)    (6,000)  (93,857)
                             --------- ---------   --------- ---------
Net loss                      ($44,077)($478,931)  ($97,197)($523,264)
                             ========= =========   ========= =========


Basic net loss per share        ($0.09)   ($1.02)    ($0.21)   ($1.12)
Diluted net loss per share      ($0.09)   ($1.02)    ($0.21)   ($1.12)
Shares used in basic net loss
 per-share calculation         468,774   467,618    468,123   467,200
Shares used in diluted net
 loss per-share calculation    468,774   467,618    468,123   467,200



                           Atmel Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                          June 30,           Dec. 31,
                                            2003               2002
Current assets:
 Cash and cash equivalents                $221,659           $346,371
 Short-term investments                     66,184             99,431
 Accounts receivable, net                  196,683            195,182
 Inventories                               262,377            276,069
 Other current assets                      114,214            107,672
                                        -----------        -----------
    Total current assets                   861,117          1,024,725
Fixed assets, net                        1,011,719          1,049,031
Fixed assets held for sale                 168,734            174,651
Other assets                                41,264             32,025
Restricted cash                             24,704             22,127
                                        -----------        -----------
    Total assets                        $2,107,538         $2,302,559
                                        ===========        ===========
Current liabilities:
 Current portion of long-term debt      $  173,776         $  163,444
 Convertible notes                              --            132,485
 Trade accounts payable                    109,149             95,002
 Accrued liabilities and other             276,315            295,725
 Deferred income on shipments to
  distributors                              19,618             20,791
                                        -----------        -----------
    Total current liabilities              578,858            707,447
Long-term debt less current portion        200,445            259,261
Convertible notes                          199,119            194,248
Other long-term liabilities                183,722            172,460
                                        -----------        -----------
    Total liabilities                    1,162,144          1,333,416

Stockholders' equity:
 Common stock                            1,381,287          1,307,839
 Accumulated deficit                      (435,893)          (338,696)
                                        -----------        -----------
    Total stockholders' equity             945,394            969,143
    Total liabilities and
     stockholders' equity               $2,107,538         $2,302,559
                                        ===========        ===========

    CONTACT: Atmel Corporation
             Fran Barton, 408-436-4360 (Chief Financial Officer)
             Steven Horwitz, 408-487-2677 (Director, IR)